UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant    [_]

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[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to § 240.14a-12

Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 20, 2009

PLACE:	Donaldson Company, Inc. (“Donaldson” or the “Company”) Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1) To elect three Directors;

(2)

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2010; and

(3) To transact other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a Stockholder of record at the close of business on September 23, 2009.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the three different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 20, 2009: Our 2009 Proxy Statement and our Fiscal 2009 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Norman C. Linnell
Secretary

Dated: October 6, 2009

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT
Mailing Date: October 6, 2009

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1
Election of Directors
          Three current Directors, Jack W. Eugster, John F. Grundhofer, and Admiral Paul David Miller, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on pages 7-8. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.

          The Board of Directors unanimously recommends a vote FOR the election of each Director nominee.

Item 2
Ratification of the Appointment of Independent Registered Public Accounting Firm
          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2010, and is requesting ratification by the Stockholders.

          The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive access to this Proxy Statement?

A:

Because the Board of Directors of Donaldson is soliciting proxies for use at the Annual Meeting to be held on November 20, 2009 and you were a Donaldson Stockholder as of the close of business on the record date of September 23, 2009. Only Stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 77,376,179 shares of common stock outstanding as of close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.

This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available the Proxy Statement and form of proxy to Stockholders on or about October 6, 2009.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish proxy materials, including this Proxy Statement and our Fiscal 2009 Annual Report to Stockholders, to our Stockholders by providing access to such documents on the internet instead of mailing printed copies. Most Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our Stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more Stockholders that share the same household address. If you received a single copy of the Notice of Internet Availability of Proxy Materials or a single set of the proxy materials and would like to receive another copy, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials. If you received multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Q:	What am I voting on and what does the Board recommend?

A:	1.	The election of three Directors; and

	2.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2010.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Q:	How do I vote if I am a Stockholder of record?

A:	If you are a Stockholder of record you may vote using any ONE of the methods:

	1.	VOTE BY PHONE TOLL FREE 1-800-690-6903

	2.	VOTE BY INTERNET — http://www.proxyvote.com

	3.	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD (if you received paper copies of the proxy materials)

	4.	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

If you participate in the Donaldson Dividend Reinvestment Program open to all Stockholders and administered by the transfer agent, your shares in that program have been added to your other holdings and are included in your proxy materials.

If you participate in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in that program have been added to your other holdings and are included in your proxy materials.

Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?

A:

We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).

If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 17, 2009.

Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

Q	How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

Q:	What if I change my mind after I vote my shares?

A:	You can revoke your proxy at any time before it is voted at the meeting by:

	1.	Sending written notice of revocation to the Company Secretary;

	2.	Submitting a properly signed proxy card with a later date;

	3.	Voting by telephone or internet at a time following your prior telephone or internet vote; or

	4.	Voting in person at the Annual Meeting.

Q:	How are the votes counted?

A:

For item (1), the election of Directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For item (2), the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain.

If you abstain from item (2), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.

If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange (“NYSE”) Rules permit brokers discretionary authority to vote on items (1) and (2) if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on your behalf.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., which tabulates the votes received.

Q:	What if I do not specify how I want my shares voted?

A:

If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, your shares will be voted FOR the election of all Director nominees, and FOR the ratification of the appointment of the independent registered public accounting firm.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

	1.	Have properly voted your proxy by telephone, internet or mailing of the proxy card; or

	2.	Are present and vote in person at the meeting.

Q:	How many votes are needed to approve each item?

A:

The Bylaws were amended to change the voting standard for the election of Directors in uncontested Director elections from a plurality to a majority voting standard. A nominee for Director in an uncontested election will be elected to the Board if the votes cast FOR such nominee’s election exceed fifty percent (50%) of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee include votes to withhold authority and exclude abstentions with respect to such nominee. Directors will be elected by a plurality vote at a Stockholder meeting if (i) the Secretary of the Company receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for Stockholder nominees set forth in the Bylaws and (ii) such nomination has not been withdrawn by such Stockholder prior to the tenth (10th) day preceding the date the Company first mails its notice of meeting for such meeting to the Stockholders.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Q:	How will voting on any other business be conducted?

A:

We do not know of any business to be considered at the 2009 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Q:	Who may attend the meeting?

A:	All Donaldson Stockholders of record as of the close of business on September 23, 2009 may attend.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the voting results in our Form 10-Q for the second quarter of Fiscal 2010 to be filed with the SEC.

Q:	How do I submit a Stockholder proposal?

A:

If you wish to include a proposal in the Company’s Proxy Statement for its 2010 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 8, 2010. Please send your proposal to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

Under our Bylaws, if you wish to nominate a Director or bring other business before the Stockholders at our 2010 Annual Meeting without having your proposal included in our Proxy Statement:

	➢	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 23, 2010 and August 22, 2010.

➢

Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:

Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email and the internet. In addition, our Directors, Officers and other employees may solicit proxies by email, telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

          Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 23, 2009:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, L.P.	5,731,300(2)	7.4
227 West Monroe Street
Suite 3000
Chicago, IL 60606

(1)

Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 5,639,773 shares, or 7.3%, of the Company’s Common Stock as of September 23, 2009. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.

(2)

Based on information provided in a Schedule 13G filed with the SEC on February 6, 2009, Columbia Wanger Asset Management, L.P., an investment advisor, reported that it has sole power to dispose of or direct the disposition of 5,731,300 shares, sole power to vote or direct the vote of 5,461,500 shares and shared power to vote or direct the vote of 269,800 shares.

          The following table shows information regarding the beneficial ownership of the Company’s Common Stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units beneficially owned, as of September 23, 2009, by each Director, each of the Named Executive Officers (as identified on page 30) and all Executive Officers (“Officers”) and Directors of the Company as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 23, 2009. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares		Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
William M. Cook	1,040,343	1.3		245,892	581,506
Thomas R. VerHage	126,194		*	28,965	72,018
Lowell F. Schwab	444,646		*	30,166	228,659
Charles J. McMurray	162,638		*	12,919	90,400
Tod E. Carpenter	74,153		*	0	50,068
Janet M. Dolan	115,904		*	—	72,000
Jack W. Eugster	105,200		*	—	50,744
F. Guillaume Bastiaens	104,220		*	—	72,000
John F. Grundhofer	95,446		*	—	43,200
Jeffrey Noddle	85,142		*	—	64,800
Paul D. Miller	64,480		*	—	53,212
John P. Wiehoff	54,414		*	—	43,200
Michael J. Hoffman	35,774		*	—	28,800
Willard D. Oberton	24,613		*	—	21,600
Directors and Officers as a Group	3,041,776	3.9		346,434	1,796,718

*Less than 1%

(1)

Includes all beneficially owned shares, including restricted shares, shares for Non-Employee Directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 45,128 shares; VerHage, 244 shares; Schwab, 22,318 shares; McMurray, 21,816 shares; Carpenter, 10,573 shares; all Directors and Officers as a group, 142,519 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 13,919 shares; VerHage, 672 shares; Schwab, 7,295 shares; McMurray, 1,965 shares; Carpenter, 401 shares; all Directors and Officers as a group, 30,054 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)

Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2), however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. ESOP phantom stock units are held by the Named Executive Officers in the following amounts: Cook, 5,482 units; VerHage, 0 units; Schwab, 6,591 units; McMurray, 0 units; Carpenter, 0 units; all Directors and Officers as a group, 12,914 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the Named Executive Officers in the following amounts: Cook, 25,809 units; VerHage, 0 units; Schwab, 0 units; McMurray, 0 units; Carpenter, 0 units; all Directors and Officers as a group, 25,809 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the Named Executive Officers in the following amounts: Cook, 128,651 units; VerHage, 0 units; Schwab, 12,725 units; McMurray, 0 units; Carpenter, 0 units; all Directors and Officers as a group, 141,376 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the Named Executive Officers in the following amounts: Cook, 85,950 units; VerHage, 28,965 units; Schwab, 10,850 units; McMurray, 12,919 units; Carpenter, 0 units; and all Directors and Officers as a group, 166,335 units.

(4)

Includes the following shares held in the Non-Employee Director’s deferred stock account trust: Eugster, 28,180 shares; Dolan, 23,846 shares; Bastiaens, 7,710 shares; Grundhofer, 23,636 shares; Noddle, 18,912 shares; Miller 10,868 shares; Wiehoff, 11,014 shares; Hoffman 6,974 shares; Oberton, 2,013 shares; all Directors and Officers as a group, 133,153 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(5)	Includes 26,770 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power.

ITEM 1: ELECTION OF DIRECTORS

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirmative vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the Board at ten. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. The terms of Mr. Eugster, Mr. Grundhofer, and Admiral Miller expire at this Annual Meeting.

          The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of the three Directors in the class of Directors whose three-year terms expire at the November 2009 Annual Meeting of Stockholders and approved their nomination to stand for re-election to the Board. As part of this process, the Corporate Governance Committee recommended to the Board that it waive the Director term limit for Mr. Eugster and the Director age limit for Mr. Grundhofer, as permitted under the Corporate Governance Guidelines. The Committee and Board approved this waiver finding it to be in the best interests of the Company for these Directors to be nominated for a new term in light of their outstanding service, experience, leadership, and the benefit to the Company from their continued service during this global economic recession.

          The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

          The Board of Directors recommends that Stockholders vote FOR the election of each Director nominee.

          The table on the following page sets forth additional information with respect to each nominee for election as a Director and each other person whose term of office as a Director will continue after the meeting.

Name	Principal Occupation and Business Experience
Terms Expiring in 2009:

Jack W. Eugster Age – 63 Director since 1993

Retired Non-Executive Chairman (2001–2005) of Shopko Stores, Inc., a retail products company. Retired Chairman, Chief Executive Officer and President (1986–2001) of Musicland Stores Corporation, a retail consumer products company. Also a Director of Graco, Inc. and Black Hills Corporation.

John F. Grundhofer Age – 70 Director since 1997

Retired Chairman (1990–1997 and 1999–2002), Chief Executive Officer (1990–2001) and President (1990–1999 and 2000–2001) of U.S. Bancorp, a financial services provider. Also a Director of Securian Financial Group, Inc., BJ’s Restaurants, Inc., Capmark Financial Group, Inc., and World Point Terminals, Inc.

Admiral Paul David Miller Age – 67 Director since 2001

Retired Chairman (1999 – 2005), Chief Executive Officer (1999 – 2003) and President (2000 – 2001) of ATK (Alliant Techsystems Inc.), an aerospace and defense company. Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a Director of Teledyne Technologies, Incorporated.

Name	Principal Occupation and Business Experience
Terms Expiring in 2010:

William M. Cook Age – 56 Director since 2004

Chairman (2005), Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President and Chief Financial Officer (2001–2004);Senior Vice President, International; and Senior Vice President, Commercial and Industrial (1996–2000). Also a Director of IDEX Corporation.

Michael J. Hoffman Age – 54 Director since 2005

Chairman (2006), Chief Executive Officer (2005) and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001–2004);Vice President and General Manager (2000–2001).

Willard D. Oberton Age – 51 Director since 2007

Chief Executive Officer (2002) and President (2001) of Fastenal Company, an industrial and construction supplies company. Previously, Chief Operating Officer (1997–2002) and Executive Vice President (2000–2001). Also a Director of Fastenal Company.

John P. Wiehoff Age – 48 Director since 2003	Chairman (2007), Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company. Also a Director of Polaris Industries Inc.

Name	Principal Occupation and Business Experience
Terms Expiring in 2011:

F. Guillaume Bastiaens Age – 66 Director since 1995	Retired Vice Chairman (1998–2008) of Cargill, Inc., a provider of food, agricultural and risk management products and services. Also a Director of The Mosaic Company.

Janet M. Dolan Age – 59 Director since 1996

President of Act III Enterprises, a consulting services company, since 2005. Retired Chief Executive Officer (1999-2005) and President (1998-2005) of Tennant Company, a manufacturer of indoor and outdoor cleaning solutions and specialty coatings. Also a Director of The Travelers Companies, Inc.

Jeffrey Noddle Age – 63 Director since 2000

Executive Chairman (2009), Chairman and Chief Executive Officer (2002- 2009) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services. Previously, President (2001–2005). Also a Director of Ameriprise Financial, Inc.

CORPORATE GOVERNANCE

Board Oversight and Director Independence
          Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

          Our Corporate Governance Guidelines provide that a significant majority of our Directors will be Non-Employee Directors who meet the independence requirements of the NYSE. The listing standards of the NYSE also require that a majority of our Directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent Directors.

          The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A Director will not be considered independent if, within the preceding three years:

	o	The Director was an employee of Donaldson, or an immediate family member of the Director was an Executive Officer of Donaldson;

o

The Director or an immediate family member of the Director has received during any 12-month period more than $120,000 in direct compensation from us (other than Director and Committee fees and pension or other forms of deferred compensation for prior service to us);

	o	An Executive Officer of Donaldson was on the compensation committee of a company which, at the same time, employed the Director or an immediate family member of the Director as an Executive Officer;

o

The Director was an Executive Officer or employee of, or an immediate family member of the Director was an Executive Officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

	o	The Director or an immediate family member of the Director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm.

          The Board has reviewed the transactions between each of our Non-Employee Directors and the Company, including those companies where Directors serve as an Officer. Each of those transactions was significantly below the thresholds and all were in the ordinary course of business. Based on this review, the Board has determined that every Director, with the exception of Mr. Cook who is an employee Director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that each member of its Corporate Governance, Audit and Human Resources Committees is an independent Director. In making the independence determinations, the Board reviewed all of the Directors’ relationships with the Company based primarily on a review of the responses of the Directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

Policy and Procedures Regarding Transactions with Related Persons
          Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the Directors or Officers of the Company, certain Stockholders and members of their immediate family.

          Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a Stockholder and all Stockholders receive the same benefit on a pro rata basis;

•

Any transaction with another company at which a related person’s only relationship is as an employee, Director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Meetings and Committees of the Board of Directors
          There were six meetings of the Board of Directors in Fiscal 2009. Each Director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It also is our policy that Directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as Directors attended the Annual Meeting of Stockholders.

          The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

          Each of the Board Committees has a written charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Governance” caption and is available in print to Stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year and the names of the Directors currently serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2009: 8
•	Appoints and replaces the independent registered public accounting firm, and oversees the work of the independent auditor.	Directors who serve on the Committee: Jack W. Eugster, Chair Janet M. Dolan Michael J. Hoffman Paul David Miller Jeffrey Noddle John P. Wiehoff

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.

•

Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson’s Annual Report on Form 10-K.

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews Donaldson’s compliance programs and procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2009: 4
•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Jack W. Eugster John F. Grundhofer Willard D. Oberton John P. Wiehoff

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews and recommends the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2009: 3
•	Reviews and establishes the process for the selection of Director candidates and Director qualification standards.	Directors who serve on the Committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Michael J. Hoffman Paul David Miller Willard D. Oberton

•	Reviews and establishes the process for the consideration of Director candidates recommended by stockholders and recommends candidates for election to the Board.

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition and responsibilities of all Board committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual Board’s self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent, Non-Employee Directors.

Corporate Governance Guidelines
          Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including Director qualifications, Director nomination processes, term limits, Board and Committee structure and process, Board evaluations, Director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption and is available in print to Stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Code of Business Conduct and Ethics
          All of our Directors and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com.

          The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance and is available in print to Stockholders who mail a request to the Company Secretary, Donaldson Company Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Board Composition and Qualifications
          Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Stockholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from Stockholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process
          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirming vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the entire Board at ten. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of Directors to be presented for election at the Annual Meeting of Stockholders.

          The Corporate Governance Committee will consider candidates submitted by members of the Board, executives and our Stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. The Corporate Governance Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. The Corporate Governance Committee reviews and discusses Director candidates on a regular basis at its Committee meetings. In recommending candidates for nomination by the Board as a Director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a Chairman of the Board, CEO or other senior Officer; business expertise and diversity; and general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Candidates recommended by Stockholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the CEO.

          Our Bylaws provide that if a Stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the Stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting Stockholder proposals for the applicable Annual Meeting. The Stockholder must attend the meeting in person or by proxy. The Stockholder’s notice must set forth as to each nominee all information relating to the person whom the Stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). No Stockholders submitted Director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations
          The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated to preside over all meetings or executive sessions of the independent Directors. Our independent Directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in Fiscal 2009.

Communications with Directors
          The Donaldson Company Compliance Helpline is in place for our employees and others to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

          In addition, we have adopted procedures for our Stockholders, employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent Directors as a group in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Written communications about accounting, internal accounting controls and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures
          In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the “audit committee financial expert” as defined by SEC regulations.

          In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance helpline.

DIRECTOR COMPENSATION

          Annual compensation for our Non-Employee Directors is designed to attract and retain highly qualified Non-Employee Directors and to provide equity-based compensation in order to tie Director compensation to our Stockholders’ interests. Directors are subject to a stock ownership requirement to own shares equal to five times their annual retainer within five years of their election as a Director. As of the end of Fiscal 2009, all Non-Employee Directors who have been a Director for five years have met their ownership requirements. Non-Employee Director compensation is comprised of annual retainers, meeting fees and an annual stock option grant.

          Our Corporate Governance Committee (“Committee”) assists the Board of Directors in providing oversight on Director compensation. The Committee oversees, reviews, and reports to the Board on Director compensation. The Committee annually reviews competitive market data for Non-Employee Director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, outside executive compensation consultants.

          During Fiscal 2009, a market analysis was completed by our Human Resources Department and reviewed by the Committee. This review consisted of an analysis of competitive market data from a selected peer group of companies. This peer group was consistent with the peer group used for the executive compensation review (see the Compensation Process section of the Compensation Discussion and Analysis for additional details). Overall, the review showed that our Director compensation program is aligned with market trends and our peer group. Consequently no changes were proposed or made.

Annual Retainer
          Non-Employee Directors receive an annual retainer of $38,000. Thirty percent of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the Director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

          The Chairs of the Board Committees receive an annual retainer as follows:

•	$10,000 for the Audit Committee Chair

•	$8,500 for the Human Resources Committee Chair

•	$7,500 for the Corporate Governance Committee Chair

          These retainers are also paid in cash unless the Director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Meeting Fees
          Non-Employee Directors receive $2,500 for each Board meeting attended. Members of the Board Committees receive the following meeting fees for each Committee meeting:

•	$1,500 for Audit Committee meetings

•	$1,000 for Human Resources Committee meetings

•	$1,000 for Corporate Governance Committee meetings

          Non-Employee Directors can elect to receive the fees in cash, deferred cash or deferred stock. For those electing to receive deferred stock for their meeting fees, shares are deferred into the deferred stock account effective December 31st and June 30th of each year. The number of shares of stock deferred is equal to the amount of the meeting fees divided by the stock price on the effective date or on the previous business day if the effective date falls on a holiday or weekend.

Stock Options
          The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option of 7,200 shares of Common Stock to each Non-Employee Director who is a member of the Board on the first business day following January 1st of each year. The annual grant date in Fiscal 2009 was January 2, 2009. The grant price is the closing stock price on the date of grant. The options are fully vested at the date of grant and have a ten year term. The option awards granted from 1998 through 2004 include a “reload option” that has the same features as the reload options granted to Officers. The reload grant features are described in the Compensation and Discussion Analysis section under the Stock Option description.

Deferred Compensation
          The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The Plan permits the Directors to elect to receive their annual retainers and meeting fees in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).

          Annual retainers are paid on January 1st. As predetermined by the Board, the number of shares deferred into the deferred stock account for the annual retainers is equal to the amount of the retainer deferred divided by the closing stock price on previous business day.

          Meeting fees are paid on December 31st and June 30th. As determined by the Board, the number of shares of stock deferred into the deferred stock account for meeting fees is equal to the amount of the meeting fees elected to be deferred divided by the closing stock price on December 31st and June 30th or the previous business day if it falls on a holiday or weekend.

          Any amount deferred into a deferred cash account will be credited with interest at a rate equal to the ten-year treasury bills rate plus two percent.

          The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a Director is entitled to direct the trustee to vote all shares allocated to the Director’s account. The Common Stock will be distributed to each Director following retirement pursuant to the Director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan.

          The Fiscal 2009 compensation for our Non-Employee Directors is shown in the following table.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-qualified Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
F. Guillaume Bastiaens	42,945	16,060	69,326	0	4,054	132,385
Janet M. Dolan	46,945	16,061	69,326	0	2,210	134,542
Jack W. Eugster	9,900	68,627	69,326	626	5,847	154,326
John F. Grundhofer	0	70,020	69,326	0	837	140,183
Michael J. Hoffman	0	66,541	69,326	0	0	135,867
Paul David Miller	29,000	37,988	69,326	0	0	136,314
Jeffrey Noddle	0	76,988	69,326	0	0	146,314
Willard D. Oberton	33,054	26,685	69,326	0	0	129,065
John P. Wiehoff	0	71,515	69,326	0	0	140,841

(1)

The column shows the portion of the 70% of the annual retainer, the additional retainer for chairs of a Board Committee, and the meeting fees, that each Director has elected to receive cash. Each Director had the option to elect to receive these amounts in cash, deferred cash, or a deferred stock award. The amount in this column for Mr. Eugster was deferred into a deferred cash account.

(2)

This column represents the compensation costs for financial reporting purposes under FAS 123(R) of deferred stock awards granted to Non-Employee Directors during Fiscal 2009 under the Company’s 2001 Master Stock Incentive Plan. This column includes the 30% of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the additional 70% of the annual retainer, chair retainers and meeting fees which the Directors elected to receive in a deferred stock award.

The Fiscal 2009 deferred stock awards for meeting fees were made effective December 31, 2008 and June 30, 2009, the dates previously established by the Board of Directors. The valuation for those awards was the closing market price of the stock on those dates. The Fiscal 2009 deferred stock award for the annual retainers was made effective January 1, 2009, the date previously established by the Board of Directors. The valuation for that award was the closing market price on the stock on the previous business day, December 31, 2008.

All the Directors elected to receive part or all of their remaining fees in deferred stock awards.

The following Directors held deferred stock awards that are vested and will be paid out at the deferral election date made by the Director as of July 31, 2009:

•	Mr. Bastiaens	7,686 units
•	Ms. Dolan	23,770 units
•	Mr. Eugster	28,091 units
•	Mr. Grundhofer	23,561 units
•	Mr. Hoffman	6,952 units
•	Mr. Miller	10,833 units
•	Mr. Noddle	18,852 units
•	Mr. Oberton	2,007 units
•	Mr. Wiehoff	10,979 units

(3)

This column represents the compensation costs for financial reporting purposes under FAS 123(R) of stock option awards granted to Non-Employee Directors during Fiscal 2009 under the Company’s 2001 Master Stock Incentive Plan. This represents the SFAS 123(R) fair market value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2009. The Fiscal 2009 stock option awards for our Non-Employee Directors were made on January 2, 2009, the grant date previouslyestablished by the Board of Directors. The grant price for those options was the closing market price of the stock on that date. Mr. Eugster elected to transfer 5,360 of his total 7,200 award to members of his immediate family. Mr. Miller elected to transfer 2,680 of his total 7,200 award to members of his immediate family.

As of July 31, 2009, the last day of our fiscal year, each of the Non-Employee Directors had the following stock options outstanding: Mr. Bastiaens, 72,000 shares; Ms. Dolan, 72,000 shares; Mr. Eugster, 50,744 shares; Mr Grundhofer, 43,200 shares; Mr. Hoffman, 28,800 shares; Mr. Miller, 53,212 shares; Mr. Noddle, 64,800 shares; Mr. Oberton, 21,600 shares; and Mr. Wiehoff, 43,200 shares.

(4)	Includes interest earnings on deferred cash compensation.

(5)

This column represents the amount of cash dividends paid on previously granted restricted stock awards last made to Non-Employee Directors in 1997. The following Directors hold restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board:

•	Mr. Bastiaens	8,910 shares
•	Ms. Dolan	4,858 shares
•	Mr. Eugster	12,850 shares
•	Mr. Grundhofer	1,840 shares

AUDIT COMMITTEE REPORT

Audit Committee Report
          The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

          The Audit Committee of the Board of Directors is composed entirely of independent, Non-Employee Directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff is an audit committee financial expert, as defined by the rules of the SEC.

          The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

          The Audit Committee reviewed and discussed Donaldson’s Fiscal 2009 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

          The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee’s concerning independence and discussed with PricewaterhouseCoopers LLP its independence. The Committee also reviewed and considered under its pre-approval policy, the compatibility of the independent registered public accounting firm’s performance of non-audit services with the maintenance of its independence as the Company’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Standards No. 114, Auditor’s Communications with Those Charged with Governance, which includes, among other items, matters related to the conduct of the audit of Donaldson’s financial statements.

          Based on the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

Members of the Audit Committee
Jack W. Eugster, Chair
Janet M. Dolan
Michael J. Hoffman
Paul David Miller
Jeffrey Noddle
John P. Wiehoff

Information Regarding the Independent Registered Public Accounting Firm

Independent Auditors Fees
          The aggregate fees billed to the Company for Fiscal 2009 and Fiscal 2008 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees	$2,271,237	$2,183,916
Audit-Related Fees	46,288	15,181
Tax Fees	2,000	4,890
All Other Fees	1,500	3,000
Total Fees	$2,321,025	$2,206,987

          Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax Fees include professional services for tax returns, advice and planning. All Other Fees include a license fee for technical materials.

Audit Committee Pre-Approval Policies and Procedures
          The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during Fiscal 2009 and Fiscal 2008, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2010. PricewaterhouseCoopers LLP has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PricewaterhouseCoopers, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010 for ratification in order to ascertain the views of the Company’s Stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

          The Audit Committee of the Board of Directors recommends that Stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

COMPENSATION COMMITTEE REPORT

          The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE
Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Jack W. Eugster
John F. Grundhofer
Willard D. Oberton
John P. Wiehoff

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

          The Compensation Discussion and Analysis provides information on Donaldson’s executive compensation program and the compensation awarded to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated Executive Officers who served in such capacity as of the end of Fiscal 2009 (collectively, the “Named Executive Officers” or “NEOs”). The Named Executive Officers (NEOs) for Fiscal 2009 are:

•	William Cook, Chairman, President and Chief Executive Officer (CEO)
•	Thomas VerHage, Vice President and Chief Financial Officer (CFO)
•	Lowell Schwab, Senior Vice President, Global Operations
•	Charles McMurray, Senior Vice President, Industrial Products
•	Tod Carpenter, Vice President, Europe and Middle East

          This discussion should be reviewed in conjunction with the tables and narratives that follow it.

EXECUTIVE COMPENSATION PHILOSOPHY
          The Company’s objective is to create long-term Shareholder value through superior share price appreciation. While the current global economic recession has created very challenging business conditions, that remains our objective. Our executive compensation program is designed to support this objective and ensure that the interests of our Executive Officers (“Officers”) are properly aligned with our Shareholders’ interests.

          The key principles of our executive compensation strategy include:

•	Aligning our compensation to financial measures that balance both annual results and long-term decisions

•	Emphasizing Company financial performance by placing a significant portion of pay at risk

•	Providing significant amounts of equity-based compensation in order to tie our Officer compensation to our Shareholders’ interests

•	Targeting total compensation by comparison to proxy disclosure data for our established peer group (as recommended by an outside independent consultant) and published survey market data

•	Requiring significant stock ownership by our Officers

          The key objectives of our executive compensation program are:

•	Aligning the interests of our Officers with the long-term interests of our Shareholders

•	Providing competitive pay which enables us to attract, retain, reward, and motivate top leadership talent

•	Increasing Shareholder value

          The Committee established and administers our executive compensation program, which is designed to follow the principles and objectives listed above. The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value.

COMPENSATION PROCESS
          The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually determines the compensation for our Officers. For more information on the Committee, refer to the “Meetings and Committees of the Board of Directors” section of this Proxy Statement.

          The Committee is assisted in performing its duties by the CEO, our Human Resources Department, and, when needed, outside independent executive compensation consultants. The Committee’s current practice is to engage an outside executive compensation consultant to conduct a complete review of our executive compensation program every three years.

          During Fiscal 2008, the Committee engaged Towers Perrin, a nationally known consulting firm, to complete this review. The next full review of our executive compensation program with an outside compensation consultant is scheduled for Fiscal 2011. The Committee will engage an outside consultant sooner if they determine that there is a need to do so.

          During Fiscal 2009, the market analysis was completed by the Company’s Human Resources Department and reviewed by the Committee. This annual review consists of a market review of our program against a peer group of 25 companies. This peer group, established in Fiscal 2008 with input from Towers Perrin, is reviewed annually by the Committee. The peer group consists of publicly traded companies in the manufacturing industry with median revenues approximating that of the Company. This peer group is intended to be representative of the market in which the Company competes for executive talent and consists of the following 25 companies:

Actuant Corporation	IDEX Corporation	Standard Motor Products, Inc.
AMETEK, Inc.	Kennametal Inc.	Teleflex, Inc.
Briggs & Stratton Corporation	Modine Manufacturing Co.	Teradyne Inc.
CLARCOR Inc.	Pall Corporation	Thomas & Betts Corporation
Crane Company	Pentair, Inc.	Toro Company
Federal Signal Corporation	Polaris Industries, Inc.	Wabash National Corporation
H. B. Fuller Company	Regal-Beloit Corporation	Watts Water Technologies, Inc.
Graco Inc.	Snap-On Inc.	Winnebago Industries, Inc.
Hubbell Inc.

          The Committee also reviewed market data for each Officer position using published survey data from Towers Perrin and Hewitt Associates. This information is used to inform the Committee of competitive pay practices and to help establish target base salary, incentive targets, and total compensation for our Officers. Base salary and total compensation are generally targeted at the median of the peer group.

          At the December Committee meeting, the Committee reviews tally sheets which detail the value of each element of the Officer’s compensation earned during the previous fiscal year. Each tally sheet also summarizes retirement benefits as of the end of the previous fiscal year. The tally sheets help the Committee track the Officer’s total direct compensation and the value of future payouts under the retirement and non-qualified deferred compensation plans.

Compensation Mix at Target
          It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an Officer’s total direct compensation be at-risk and that the portion of at-risk compensation should increase by level of position in the Company. For Fiscal 2009, the at-risk portion of total target direct compensation was approximately 70% for our CEO, 65% for Senior Vice Presidents, 60% for our CFO, and 55% for Vice Presidents.

          The ongoing global economic recession significantly impacted our financial results and therefore had a significant impact on our executive compensation. Actual total direct compensation for Fiscal 2009 was significantly below the target levels:

Named Executive Officer (NEO)	Target Total Direct Compensation *	Actual Total Direct Compensation *
William Cook	$2,632,847	$1,433,315
Thomas VerHage	$869,968	$443,674
Lowell Schwab	$1,016,890	$593,684
Charles McMurray	$856,284	$526,818
Tod Carpenter	$404,655	$316,655

* Total Direct Compensation consists of base salary, annual cash incentive for Fiscal 2009, Long-Term Compensation Plan award for three-year period ending July 31, 2009, and Fiscal 2009 stock option awards.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS
          The primary elements of our executive compensation program for Fiscal 2009 were:

•	Base Salary

•	Annual Cash Incentive

•	Long-Term Equity (includes Long-Term Compensation Awards, Stock Options, and Restricted Stock)

•	Benefits

•	Perquisites

•	Change in Control Agreement

          The Committee believes each compensation element is supported by the philosophies and objectives described previously in the Executive Compensation Philosophy section.

Base Salary
          The base salaries paid to our Officers are designed to provide a market competitive level of compensation for each Officer based on position, scope of responsibility, business and leadership experience, and performance. Base salaries are the least variable element of compensation and are not subject to the Company’s performance. Base salaries are targeted at the 50th percentile of our peer group. Prior to the beginning of each calendar year, Officers may choose to defer up to 75% of their base salary into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan, which is detailed further under the Deferred Compensation tables and narrative.

          The Committee reviewed the base salaries at its December 9, 2008 Committee meeting. Based on the current economic conditions, the Committee decided to maintain the 2009 base salaries of our Officers at their January 2008 base salary level. The CEO’s salary remained at the January 2007 level it had been frozen at the previous year.

Annual Cash Incentive
          The annual cash incentive award is designed to reward Officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our Officers with the Company’s financial plans. This incentive compensation element focuses attention on business performance and provides a significant “at risk” variable component of our total compensation package.

          Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary. For Fiscal 2009, based on our peer group market data, the annual cash incentive target opportunity for our NEOs ranged from 40% to 80% of base salary at a target level of performance, based on position.

          Performance Goals. Predetermined performance measures and goals are set by the Committee each year. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy, and the Committee believes the measures chosen are key to our financial success. For Fiscal 2009, payouts could range from 0% to 200% of the target award based on attainment of business segment and/or Company predetermined financial goals. The plan is designed so that the maximum is earned when the results exceed the Company’s goals by a predetermined amount.

          For Fiscal 2009, the financial performance measures and the percentage of the incentive based on these measures as established by the Committee for the NEOs were as follows:

Performance Measure	CEO	VP, Europe and Middle East	Other Named Executive Officers (NEOs)
Earnings per Share (EPS)	70%	50%	50%
Net Sales	10%	10%	10%
Return on Investment (ROI)	15%	15%	15%
Net Operating Profit After Tax	—	25%	20%
Diversity in Management	5%	—	5%

          Annual cash incentive awards for NEOs with corporate responsibility are based on overall Company financial results for ROI and Industrial business segment and Engine business segment results for net sales and net operating profit after tax. The annual cash incentive awards for NEOs with business segment responsibility are based on their specific business segment results for net sales, ROI, and net operating profit after tax. The annual cash incentive for our Vice President, Europe and Middle East is based on his regional results for net sales, ROI and net operating profit after tax.

          The annual cash incentive is designed to align our Officers with our Shareholders’ interests by having a significant portion of the incentive based on record EPS achievement. For Fiscal 2009, 70% of the CEO cash incentive and 50% of the other Officers’ cash incentive was based on achievement of record EPS. Each year, the Committee reviews and approves the range of the payouts above the attainment of record EPS. For Fiscal 2009, the target goal for EPS was $2.33, a 10% increase over the Fiscal 2008 record EPS of $2.12. Due to the economic recession, which significantly impacted our business during Fiscal 2009, the actual EPS achievement for Fiscal 2009 was $1.67; therefore, there was no payout under the annual cash incentive plan for this measure for Fiscal 2009.

          The net sales performance measure for our NEOs is based on attaining a record amount of net sales for the applicable business segment. The range of payments above the attainment of record net sales is established and preapproved by the Committee. For Fiscal 2009, the net sales target for both the Engine and Industrial business segments were a 5% increase over the previous record amount of sales and the net sales target for Europe was a 7% increase over the previous record amount of sales (stated in Euros). The actual results for Fiscal 2009 were a decrease in net sales from our record Fiscal 2008 results for our Engine business segment, our Industrial business segment, and our Europe and Middle East operations. Therefore, based on these results, there was no payout to our NEOs for the net sales performance measure.

          For Fiscal 2009, the ROI performance measure target for the Company was 15.8%. As established by the Committee, a business segment may have a higher ROI target based on the dynamics of the particular business and exclusions of certain corporate accounts from the business segment ROI calculation. For Fiscal 2009, the worldwide ROI target for our Engine and Industrial business segments and the ROI target for Europe ranged between 15% and 24%. The actual ROI achieved for Fiscal 2009 was 14.2% for the Company which was 72.4% of target achievement. The actual ROI achieved for our Industrial business segment was 20.0%, or at 198.1% of target level. The actual ROI achieved for our Engine business segment was 11.9%, or at 13.7% of target level. There was no ROI payout for Europe since the actual ROI did not meet the minimum level for a payout.

          The net operating profit after tax (NOPAT) target measure is based on our annual planned NOPAT as established and approved by the Board of Directors. For Fiscal 2009, the NOPAT target was $124.2 million and $88.2 million for our Engine and Industrial business segments, respectively. The actual NOPAT achieved was $56.8 million for our Engine business segment, which resulted in no payout for Fiscal 2009. The actual NOPAT achieved was $75.6 million for our Industrial business segment, which resulted in a payout at 4.6% of target. The actual NOPAT achievement for Europe was less than the threshold level needed to achieve a payout.

          The diversity in management performance measure target is approved by the Committee and is based on a pre-established percentage increase in the diversity of our management work force (a 0.5% increase based on the Officer’s applicable segment of the work force). Mr. Schwab met his diversity in management performance measure at 100% of target for Fiscal 2009. The other NEOs did not receive a diversity in management payout.

          Payouts. The global economic recession had a significant impact on our business beginning in the second quarter of Fiscal 2009. As a result, the annual cash incentive payouts for our NEOs for Fiscal 2009 are significantly below target (payouts ranging from 0% to 31% of target). The overall annual cash incentive payment for Fiscal 2009 for each of our NEOs is set forth below:

Named Executive Officer (NEO)	Target Payment as a % of Base Salary	Target Award	Actual Award	Actual Award as a % of Base Salary
William Cook	80%	$560,000	$60,828	9%
Thomas VerHage	60%	$199,500	$22,581	7%
Lowell Schwab	60%	$202,800	$33,094	10%
Charles McMurray	60%	$169,500	$51,909	18%
Tod Carpenter	40%	$88,000	$0	0%

          Officers may choose to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Changes for Fiscal 2010. Due to the ongoing global recession, the Committee, along with the Board of Directors, had significant deliberations to determine an appropriate approach to establishing performance measures under the Officer Annual Cash Incentive Plan for Fiscal 2010. The Committee discussed the need to balance the historical program, which was based on achievement over record, with the need to retain and motivate our Officers. The Committee also desired to simplify the program by providing fewer performance measures and therefore more focus. At the July 31, 2009 Committee meeting, the Committee changed the performance measures for Fiscal 2010 to be based on the Company’s Board approved Fiscal 2010 financial plan, instead of record results. In addition, the maximum payout opportunity for Fiscal 2010 will be 150% of the target award, reduced from 200%. Achievement of the Fiscal 2010 financial plan numbers will result in a 75% payout level. The performance measures for Fiscal 2010 as approved by the Committee will be:

Performance Measure	CEO	CFO	Other Officers
Earnings per Share (EPS)	50%	40%	40%
Operating Income Percent	25%	—	30%
Net Income Percent	—	30%	—
Return on Investment (ROI)	25%	30%	30%

          The annual incentive payment opportunity at each level of performance for our NEOs for Fiscal 2010 is shown in the Grants of Plan-Based Awards Table. The specific performance goals for the target level are considered to be challenging but potentially achievable. All financial performance measures and the percentage of the incentive based on these measures were approved by the Committee.

Long-Term Compensation Plan
          The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our Officers which will reward them for the Company’s achievement of predetermined levels of long-term performance. The Long-Term Compensation Plan measures performance over a three-year period and the award is paid out at the end of the period based on the attainment of the pre-established performance goals. This award is paid out in Company stock.

          A new three-year performance cycle is established each year. The Committee, based on our peer group market data, established each new award, including the performance objectives, the award matrix, and payout targets (the number of performance units) for each Officer. The target number of performance units is based on a percentage (ranging from 40% to 80% depending on the Officer’s position) of base salary divided by the twelve-month weighted average stock price as of the end of the fiscal year in which the annual grant is made.

          The potential payouts under the plan range from 0% to 275% of the target shares based on the predetermined levels of achievement over the three-year period in the performance measures. In addition, the plan has an EPS consistency premium that increases the payout by 25% if the annual EPS increase in the three-year period is at least 5% each year. The EPS consistency premium has been removed for all incentive cycles beginning on or after August 1, 2008.

          To compensate an Officer new to the plan, the first award is increased by 200% because no payment is made for the first two years of the incentive cycle.

          Historically, the plan performance objectives are based on two metrics which the Committee believes are key to our long-term financial success: growth in net sales and after-tax ROI. Results for growth in net sales and ROI must meet the threshold performance level for both measures in order for a payout to be achieved. These targets are set by the Committee prior to the beginning of the three-year cycle.

          Awards for corporate Officers are based on overall Company growth in net sales and ROI. Awards for Officers with business segment or regional responsibility are based 50% on their business segment or regional results for net sales and average annual ROI and 50% on overall Company results. As established by the Committee, business segments can have higher net sales and ROI target goals than the overall Company goals.

          The Company growth in net sales target for the cycle which ended July 31, 2009, was 10% annual growth in net sales. The Company average annual target ROI for that cycle was 14%. Actual Company achievement for the cycle which ended July 31, 2009 was 3.4% for growth in net sales (which was below the threshold achievement of 5%) and 18.9% for ROI.

          For the performance cycle that ended July 31, 2009, sales growth results were below the threshold of 5%. Since both the threshold for sales growth and ROI must be met, there was no payout for the cycle ended July 31, 2009. The target shares and the actual share payout for the four NEOs in this plan cycle were:

Named Executive Officer	Target Shares	Actual Share Payout
William Cook	15,600	0
Thomas VerHage	5,600	0
Lowell Schwab	6,000	0
Charles McMurray	3,000	0

          Tod Carpenter became an Officer on August 1, 2008 and was not eligible for the Long-Term Compensation Plan performance cycle which ended July 31, 2009.

          An Officer may elect to defer the Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Changes for Fiscal 2010. The Committee reviewed the plan structure and award matrix and decided to make a change in the award matrix for the long-term compensation cycle beginning August 1, 2009. The Committee believes it is important for the Company to maintain a certain level of ROI for our Shareholders. As reflected during Fiscal 2009, the economic conditions caused a deterioration in our sales growth, yet we were able to maintain our ROI, which the Committee believes is also a key objective. Therefore for the cycle beginning August 1, 2009, the award matrix has been changed to allow for a payout ranging from 10% to 50% of target based on achievement of pre-determined ROI results even when the pre-determined sales growth is below threshold.

          At the July 31, 2009 Committee meeting, the Committee approved the performance targets for the three-year cycle beginning on August 1, 2009 and ending on July 31, 2012. The Company growth in net sales target for this three-year cycle is 10% annual growth in net sales. The Company’s average annual ROI target for this three-year cycle is 19%. The specific performance goals for the target level are considered by the Committee to be challenging but potentially achievable. For the performance cycle beginning in Fiscal 2010, the long-term incentive payout opportunity at each level of performance for our NEOs is shown in the Grants of Plan-Based Awards Table.

Stock Options
          The Committee makes annual stock option awards to our Officers. Stock options have a ten-year term and the annual stock option grants for Officers are immediately vested as of the date of the grant. The option price is the closing price on the date of the grant. On an annual basis, the Committee decides the number of options granted to our Officers. For Fiscal 2009, the number of options granted was equal to a multiple of the Officer’s base salary divided by the 12-month weighted average stock price. The multiplier is based on level as follows:

•	3.70 times base salary for the CEO

•	2.55 times base salary for Senior Vice Presidents

•	1.55 times base salary for the CFO

•	1.35 times base salary for Vice Presidents

          Stock option grants are made under the 2001 Master Stock Incentive Plan and all options are non-qualified stock options.

          Stock options that are granted to an Officer within the first five years of being named an Officer have a reload provision. Given the Company’s high stock ownership requirements for our Officers (see the Stock Ownership Requirements section of this Compensation Discussion and Analysis), the Committee believes the reload option helps our newer Officers meet those requirements. This provision provides a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option which was exercised. The new option does not have a reload provision.

          At the December 9, 2008 Committee meeting, the Committee, in its review of executive compensation, decided to increase the amount of the annual stock option grant as described above. The increase in the option grant was made to ensure that overall executive compensation is competitive and to aid in the retention of our Officers. The amount of the increase in the annual stock option grant for our NEOs is the following:

Named Executive Officer	Shares
William Cook	6,800
Thomas VerHage	2,100
Lowell Schwab	2,100
Charles McMurray	2,400
Tod Carpenter	1,300

          The date of the grant is the date of the Committee meeting and the grant price is the closing share price on the date of the Committee meeting.

Restricted Stock
          Restricted stock awards are granted to Officers and other Employees in special circumstances. The Committee may grant a restricted stock award as part of the hiring of a new Officer or as a retention vehicle for a current Officer or Employee. Restricted stock grants generally have a five-year cliff vesting schedule. No restricted stock awards were granted during Fiscal 2009 to our NEOs. However, a restricted stock grant for Mr. VerHage, which was previously granted to him as a new hire, vested during Fiscal 2009. This grant is reflected in the Summary Compensation Table and the Options Exercises and Stock Vested Table. Mr. Carpenter has a restricted stock grant that was granted in 2006 prior to his becoming an Officer. This restricted stock grant vests on October 26, 2011 and is reflected in the Outstanding Equity Awards at Fiscal Year-End table. At the time the grant is awarded, an Officer may elect to defer the restricted stock into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Benefits
          To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, the Company provides indirect compensation, such as health and welfare benefits and retirement benefits, to its Officers.

          Health and Welfare Benefits. Our Officers participate in the same health and welfare programs as all other U.S. salaried Donaldson Employees.

          Retirement Benefits. Our Officers participate in the following retirement plans which are provided to most other U.S. salaried Donaldson Employees:

•

Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. Employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table for more information on this plan.

•

Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our Employees to save for retirement. Most of our U.S. Employees are eligible to participate in this Plan. Participants can contribute on a pretax basis up to 25% (6% for highly compensated Employees) of their total cash compensation, up to the Internal Revenue Service (IRS) annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. An annual discretionary contribution may be made based on Company performance. The Company matching contribution is made 50% in Donaldson stock, which can be immediately moved into other funds within the Plan and 50% in the participant investment elections for their own contributions. Employees covered by a collective bargaining agreement are not eligible for Company contributions.

In recognition of the challenging economic environment, the Company match for Officers and salaried Employees was reduced in April 2009. Salaried Employees receive a match equal to 50% of the first 3% of compensation they contribute plus 25% of the next 2% of compensation they contribute. Effective April 2009, the Officers no longer receive a Company match.

          Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (SERP) (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferral elections)

•	ESOP Restoration Plan (frozen plan)

          For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.

Perquisites
          The Company provides our Officers with perquisites that the Committee believes are reasonable, consistent with our overall compensation program, and assist us in attracting and retaining highly talented executives. The perquisites currently offered to all Officers are:

•	Annual reimbursement for financial planning, legal, or tax services up to the following amounts:

	º	$8,000 for the CEO

	º	$6,000 for Senior Vice Presidents

	º	$5,000 for Vice Presidents

•

A leased car with a fair market value of up to $39,000 for Senior Vice Presidents and $34,000 for Vice Presidents. The Committee approves the fair market value of the car leased by the CEO. During Fiscal 2008, the Committee approved a leased car for the CEO with a fair market value of $44,252. The Company pays all vehicle operation expenses.

•	An annual executive physical (having an approximate value of $5,000)

Change in Control Agreements
          The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs. The Committee believes that our CIC Agreements assist us in retaining our executive leadership and are designed to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our Shareholders.

          The following provisions are based on the CIC Agreement in effect during Fiscal 2009.

          Upon a change in control, if the Officer’s employment with the Company is terminated:

•	Within 24 months of the change in control without “cause,”

•	Within 24 months of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”

          Under those circumstances outlined above, the CIC Agreements require the Company to pay or provide the following severance payments to the Officer:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	º	CEO – three times base salary plus target annual incentive

	º	Senior Vice Presidents – two times base salary plus target annual incentive

	º	Vice Presidents – one times base salary plus target annual incentive

•	Thirty-six months of additional coverage under our medical, dental, vision, life, accident, and disability plans

•	A cash lump sum equal to:

	º	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	º	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

•	Outplacement services, suitable to the Officer’s position, for up to three years

          Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the Officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following a change in control followed by a qualifying termination.

STOCK OWNERSHIP REQUIREMENTS
          In order to ensure continual alignment with our Shareholders, the Committee has established stock ownership requirements for our Officers. The Committee believes that linking a significant portion of the Officer’s personal holdings to the Company’s success, as reflected in the stock price, provides Officers a stake similar to that of our Shareholders. Therefore, Officers are expected to acquire and hold a significant amount of Donaldson stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an Officer, including unvested restricted stock, but excluding unexercised stock options) for our Officers as follows:

•	Ten times base salary for our CEO

•	Seven times base salary for Senior Vice Presidents

•	Five times base salary for Vice Presidents

          In addition, once initial ownership requirements are met, Officers must retain 25% of all net shares received from stock option exercises.

          New Officers are expected to meet their ownership requirement within five years of being named an Officer. Given the current economic and market conditions, Officers will not be penalized for not meeting their ownership requirements within five years of being named an Officer as long as the Committee sees that they are making progress toward their requirement. As of the end of Fiscal 2009, all the NEOs who have been in Officer roles at the Company for at least five years have met their ownership requirements.

NAMED EXECUTIVE OFFICER COMPENSATION
          The determination of the base salary, annual incentive and equity compensation for our CEO, William Cook, for 2009 were determined as described above in the “Compensation Process” section of this Compensation Discussion and Analysis. Effective January 1, 2009, Mr. Cook’s base salary remained at $700,000. Mr. Cook’s base salary is approximately 8% under the 50th percentile of the peer group.

          Mr. Cook earned an annual cash incentive for Fiscal 2009 of $60,828, which will be paid in October 2009. This payout was at 10.9% of target achievement. This amount was calculated as described above under the Annual Cash Incentive section. Mr. Cook’s annual cash incentive was based on a 72.4% of target achievement of ROI. The other measures, EPS, net sales, and diversity in management, were not achieved and therefore there was no payout for those measures.

          Mr. Cook did not receive a Long-Term Compensation Plan award payout for the three-year cycle ended July 31, 2009. This award was determined as described above under the Long-Term Compensation Plan section and was not paid out due to the actual net sales growth achieved being below the threshold.

          Mr. Cook received an annual stock option grant on December 9, 2008 of 71,300 shares. This option grant is 100% vested and has a ten-year term. The option price was $34.55, which was the closing stock price on the grant date of December 9, 2008. The amount of the option grant was determined as described above in the “Stock Options” section.

          The determination of each of the other NEOs base salary, annual incentive, and equity compensation was determined as described above in the “Compensation Process” section. Each of the other NEOs is paid the same components of compensation as the CEO, and they are determined as described in the Compensation Discussion and Analysis.

TAX CONSIDERATIONS
          The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement. Certain performance-based compensation is not subject to this deduction limitation.

          The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by Shareholders in 1991 and 2001, respectively, and limit the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. At our November 2005 Annual Meeting, our Shareholders approved the Qualified Performance-Based Compensation Plan (the Qualified Plan). Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the Qualified Plan, subject to all the terms and limits of the Qualified Plan. The awards provided by these sub-plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in Fiscal 2009.

          The Committee reserves the right, in appropriate circumstances and for the benefit of Shareholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).

          The Committee designs and administers our equity compensation, our non-qualified deferred compensation and CIC Agreements to be in compliance with Section 409(A), the federal tax rules affecting non-qualified deferred compensation.

SUMMARY
          Our executive compensation program provides incentives to attain strong consistent financial performance and to ensure alignment with our Shareholders’ interests. Due to the current global economic recession and our belief in having a significant amount of pay at risk, the compensation paid to our Officers in Fiscal 2009 was significantly below previous years. The Committee believes that our executive compensation program, with its strong emphasis on stock ownership and pay-for-performance, properly motivates our Officers to produce strong returns for our Shareholders and continues to create Shareholder value.

SUMMARY COMPENSATION TABLE

          The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Named Executive Officers (“NEOs”): our CEO, our CFO, and each of our three other most highly compensated Officers who served in such capacities as of the end of the fiscal year for services rendered during the 2007, 2008, and 2009 fiscal years.

Name and Principal Position	Year	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)		Non-equity Incentive Plan Compen- sation(7) ($)		Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(9) ($)		All Other Compen- sation(11) ($)	Total ($)
William Cook,	2009	700,000	(890,824)	672,487		60,828		878,678		98,618	1,519,787
Chairman,	2008	700,000	1,194,263	765,066		1,064,000		550,001		106,555	4,379,885
President and
CEO	2007	695,193	893,507	554,948		1,021,300		1,408,670		98,935	4,672,553

Thomas VerHage,	2009	332,500	(251,038)	271,060		22,581		177,282	(10)	51,845	604,230
Vice President	2008	327,404	547,236	52,468		341,922		129,372	(10)	55,427	1,453,829
and CFO	2007	323,848	614,072	89,436	(5)	327,348		127,530	(10)	54,076	1,536,310

Lowell Schwab,	2009	338,000	(327,160)	222,590		33,094		471,576		47,702	785,802
Senior
Vice President,	2008	333,924	414,446	222,738		330,778		93,456		54,334	1,449,676
Global
Operations	2007	336,597	344,241	182,449		301,014		237,329		43,478	1,445,108

Charles McMurray,	2009	282,500	(188,086)	192,409		51,909		266,353		36,802	641,887
Senior
Vice President,	2008	277,404	295,828	89,504		296,507		94,790		39,710	1,093,743
Industrial
Products	2007	273,079	194,400	94,930		238,845	(8)	103,005		1,112	905,371

Tod Carpenter,
Vice President,
Europe and
Middle East (1)	2009	220,000	80,598	96,655	(6)	0		41,462		353,933	792,648

(1)	Mr. Carpenter was not an NEO in Fiscal 2007 or Fiscal 2008, therefore, his information is only provided for the current year.

(2)

NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. Mr. VerHage deferred $86,322 for Fiscal 2009, $210,834 for Fiscal 2008, and $193,155 for Fiscal 2007 of his base salary into the Plan. Mr. Schwab deferred $28,080 for Fiscal 2009, $22,898 for Fiscal 2008, and $20,196 for Fiscal 2007 of his base salary into the Plan. Mr. McMurray deferred $28,250 for Fiscal 2009, $27,740 for Fiscal 2008, and $16,616 for Fiscal 2007 of his base salary into the Plan. The Plan allows participants to choose different investment alternatives. Mr. VerHage and Mr. McMurray chose to allocate their deferral to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2%. Mr. Schwab chose to allocate his deferral to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% for Fiscal 2007, the first five months of Fiscal 2008 and the last seven months of Fiscal 2009. He chose to allocate his deferral to one or more measurement funds for the last seven months of Fiscal 2008 and the first five months of Fiscal 2009 (January 1, 2008 – December 31, 2008).

(3)

This column reflects the compensation cost recognized by the Company for financial reporting purposes for the fiscal year of restricted stock grants and awards made under our Long-Term Compensation Plan, a sub-plan under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. These stock awards are valued based on the grant date market value.

•

We did not make any new restricted stock grants in Fiscal 2009, 2008, or 2007 to our NEOs. Mr. VerHage had a restricted stock grant of 18,000 shares which vested on March 9, 2009, Mr. McMurray had a restricted stock grant of 4,000 shares that vested on March 19, 2007, and Mr. Carpenter has an unvested restricted stock grant of 1,500 shares which vests on October 26, 2011. Dividends are paid on restricted stock and are reflected in the All Other Compensation Column. The value included in this column of Mr. VerHage’s grant is $61,757 for Fiscal 2009 and $101,538 for both Fiscal 2008 and 2007. The value included for Fiscal 2007 in this column for Mr. McMurray’s grant is $23,166. The value included for Mr. Carpenter’s grant is $11,364 for Fiscal 2009.

•

This column also reflects the compensation cost for financial reporting purposes under SFAS 123(R) of the three Long-Term Compensation Plan incentive cycles that were active during Fiscal 2009: Cycle XIX, which ran from August 1, 2006 – July 31, 2009; Cycle XX, which runs from August 1, 2007 – July 31, 2010; and Cycle XXI, which runs from August 1, 2008 – July 31, 2011. Due to the business conditions in Fiscal 2009, these amounts include a reversal in Fiscal 2009 of the amounts that were previously accrued during Fiscal 2007 and 2008 under SFAS 123(R) for Cycles that were active at that time. These amounts were reflected in the numbers in this column for Fiscal 2008 and 2007. The following are the amounts which are reflected in this column for Fiscal 2007 and 2008 and were reversed out in Fiscal 2009:

	Accruals Reversed in Fiscal 2009 Previously Reported in:
Name	Fiscal 2007	Fiscal 2008
William Cook	($319,886)	($719,237)
Thomas VerHage	($114,831)	($251,018)
Lowell Schwab	($119,043)	($262,042)
Charles McMurray	($59,522)	($172,065)

For Fiscal 2008 this column includes the following active incentive cycles: Cycle XVIII, which ran from August 1, 2005 – July 31, 2008; Cycle XIX; and Cycle XX. For Fiscal 2007 it includes the following active incentive cycles: Cycle XVII, which runs from August 1, 2004 – July 31, 2007; Cycle XVIII; and Cycle XIX.

(4)

This column represents the compensation costs for financial reporting purposes under SFAS 123(R) of stock option awards granted during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. Refer to Footnote H of the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2009, Fiscal 2008, and Fiscal 2007 for our policy and assumptions made in the valuation of share-based payments. The stock option grants for our NEOs were made on December 9, 2008 for Fiscal 2009, December 4, 2007 for Fiscal 2008, and December 5, 2006 for Fiscal 2007, the dates they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

The Fiscal 2008 value in this column for Mr. Cook includes $52,304 which relates to two reload options granted on September 6, 2007 and June 3, 2008. The Fiscal 2007 value for Mr. Cook includes $17,463 which relates to a reload option which was granted on September 12, 2006.

The Fiscal 2009 value in this column for Mr. VerHage includes $182,467 which relates to a reload option which was granted on June 4, 2009.

(5)

This represents the compensation costs recognized by the Company for Fiscal 2007 for financial reporting purposes under SFAS 123(R) for Mr. VerHage’s Fiscal 2007 option grant of 9,000 shares granted on December 5, 2006. It also includes the portion recognized for Fiscal 2007 of his March 9, 2004 new hire grant of 25,000 shares which became fully vested on March 9, 2007.

(6)

This represents the compensation costs recognized by the Company for Fiscal 2009 for financial reporting purposes under SFAS 123(R) for Mr. Carpenter’s Fiscal 2009 option grant of 8,800 shares granted on December 9, 2008. It also includes the portion recognized for Fiscal 2009 of his January 23, 2006 grant of 2,500 shares which fully vested on January 23, 2009, his July 26, 2006 grant of 500 shares which fully vested on July 26, 2009, his December 5, 2006 grant of 5,000 shares which fully vests on December 5, 2009, and his December 4, 2007 grant of 5,500 which fully vests on December 4, 2010.

(7)

This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The Fiscal 2009 amount is expected to be paid by October 15, 2009, the Fiscal 2008 amount was paid on October 15, 2008, and the Fiscal 2007 amount was paid on October 15, 2007. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2009, 2008, and 2007, the following deferrals of the annual cash incentive were made:

Name	Fiscal 2009	Fiscal 2008	Fiscal 2007
Thomas VerHage	$0	$341,922	$327,348
Charles McMurray	$5,191	$29,651	$23,885

(8)

Mr. McMurray was promoted to Senior Vice President in September 2006 and effective November 2006, the Committee approved increasing his target percentage from 40% of base salary to 60% of base salary. His award for Fiscal 2007 was prorated with 25% based on the 40% target and 75% based on the 60% target.

(9)	This includes the annual change in the value of our NEOs pension benefits for the following plans:

	•	Salaried Employees’ Pension Plan

	•	Excess Pension Plan

	•	Supplemental Executive Retirement Plan

This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred under the Deferred Compensation and 401(k) Excess Plan. The interest rate for the Plan is set by the Committee at the ten-year Treasury Bond rate plus 2%.

The Fiscal 2009 amounts in Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are as follows:

Name	Change in Pension Value	Above Market Interest	Total
William Cook	$863,647	$15,031	$878,678
Thomas VerHage	$160,185	$17,097	$177,282
Lowell Schwab	$471,214	$362	$471,576
Charles McMurray	$265,539	$814	$266,353
Tod Carpenter	$41,462	$0	$41,462

(10)

Includes the value of the Supplemental Executive Retirement Plan (SERP) benefit for Mr. VerHage of $78,681 for Fiscal 2009, $45,998 for Fiscal 2008, and $54,733 for Fiscal 2007. This amount reflects the Company’s hiring terms with Mr. VerHage to be eligible for the SERP benefit with five years of service.

(11)	The following components comprise the amounts in this column for Fiscal 2009:

Name	401(k) Contributions(a)	Life Insurance(b)	Financial Planning	Automobile	Restricted Stock Dividend	Club Dues(c)	Other		Total
William Cook	$76,919	$2,322	$2,126	$16,693	$0	$558	$0		$98,618
Thomas VerHage	$24,211	$2,322	$5,000	$14,192	$6,120	$0	$0		$51,845
Lowell Schwab	$26,633	$3,564	$1,710	$15,795	$0	$0	$0		$47,702
Charles McMurray	$20,218	$2,322	$750	$13,512	$0	$0	$0		$36,802
Tod Carpenter	$11,088	$1,076	$3,464	$16,725	$683	$0	$320,897	(d)	$353,933

a.	Company match and discretionary contributions to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

c.	The final payment for a social country club membership for our CEO. This was discontinued effective August 1, 2008.

d.	Mr. Carpenter is a U.S. expatriate in Belgium. This column reflects compensation due to his expatriate status:

Rent/Utilities	$87,288
Relocation Expenses	$22,064
Goods and Services Differential	$44,583
Foreign Tax Payments	$162,699
Tax Gross-Up	$4,263
Total	$320,897

GRANTS OF PLAN-BASED AWARDS TABLE

       This table provides information regarding each grant of an award made to our NEOs during Fiscal 2009. This includes the following awards:

•	Annual Cash Incentive which were approved by the Committee during Fiscal 2009 for Fiscal 2010 pursuant to the Annual Cash Incentive Plan

•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle which was approved by the Committee during Fiscal 2009 and began August 1, 2009

•	Stock Options granted pursuant to the 2001 Master Stock Incentive Plan during Fiscal 2009

								All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(7) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)

	Equity Award Grant Date(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name and Plan
William Cook
Annual Cash Incentive		0	560,000	840,000
Stock Awards	7/31/2009				1,670	16,700	45,925					1,745,609
Stock Options	12/9/2008							71,300	(4)	34.55	(4)	672,487

Thomas VerHage
Annual Cash Incentive		0	199,500	299,250
Stock Awards	7/31/2009				600	6,000	16,500					627,165
Stock Options	12/9/2008							15,100	(4)(5)	34.55	(4)	88,593
	6/4/2009							20,713	(6)	36.12		182,467

Lowell Schwab
Annual Cash Incentive		0	202,800	304,200
Stock Awards	7/31/2009				610	6,100	16,775					637,618
Stock Options	12/9/2008							23,600	(4)	34.55	(4)	222,590

Charles McMurray
Annual Cash Incentive		0	169,500	254,250
Stock Awards	7/31/2009				510	5,100	14,025					533,090
Stock Options	12/9/2008							20,400	(4)	34.55	(4)	192,409

Tod Carpenter
Annual Cash Incentive		0	$ 88,000	132,000
Stock Awards	7/31/2009				260	2,600	7,150					271,772
Stock Options	12/9/2008							8,800	(4)(5)	34.55	(4)	51,630

(1)

The grant date for the Long-Term Compensation Plan is the date the award was approved by the Committee. These share amounts are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The Incentive Cycle runs from August 1, 2009 through July 31, 2012.

(2)

The Threshold, Target, and Maximum represent the range of payments for Fiscal 2010 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs current base salary. Per the Annual Cash Incentive Plan, the actual payouts for Fiscal 2010 will be based on the NEOs base salary in effect on July 31, 2010.

(3)

The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis which are for the three-year cycle approved by the Committee during Fiscal 2009 and beginning August 1, 2009. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established performance goals.

(4)

The Annual Stock Options were granted to our NEOs on December 9, 2008 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 9, 2008, and are immediately vested on the date of grant.

(5)	These option awards have a reload provision as approved by the Committee and described in the Compensation Discussion and Analysis under Stock Options.

(6)

This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options, which was granted on June 4, 2009 with a grant price of $36.12, the closing stock price on the date of the grant, and was immediately vested. The reload option was approved by the Committee as part of the initial grant on March 9, 2004.

(7)

The grant date fair value of option awards represents the SFAS 123(R) Fair Market Value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2009. The grant date fair value of the Long-Term Compensation Plan awards are calculated by multiplying the number of award shares at the maximum level by $38.01, the closing price of our common stock on the NYSE on July 31, 2009, the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
William Cook	43,000	0		11.5000	12/6/2009				19,500	(5)	741,195
	43,000	0		12.9063	12/12/2010				13,100	(6)	497,931
	8,206	0		15.0550	8/6/2011				16,700	(7)	634,767
	43,000	0		18.1900	12/3/2011
	43,000	0		17.7800	12/5/2012
	38,000	0		30.3800	12/5/2013
	75,000	0		25.7500	5/19/2014
	53,500	0		30.6900	12/7/2014
	53,000	0		32.8000	12/16/2015
	54,500	0		35.1000	12/5/2016
	56,000	0		46.0000	12/4/2017
	71,300	0		34.5500	12/9/2018
Thomas VerHage	705	0		28.2050	3/9/2014				6,625	(5)	251,816
	20,713	0		36.1200	3/9/2014				4,700	(6)	178,647
	9,000	0		30.6900	12/7/2014				6,000	(7)	228,060
	9,000	0		32.8000	12/16/2015
	9,000	0		35.1000	12/5/2016
	8,500	0		46.0000	12/4/2017
	15,100	0		34.5500	12/9/2018
Lowell Schwab	29,456	0		27.8250	12/12/2010				6,875	(5)	261,319
	31,699	0		32.5000	12/3/2011				4,700	(6)	178,647
	31,404	0		32.5000	12/5/2012				6,100	(7)	231,861
	36,000	0		30.3800	12/5/2013
	20,500	0		30.6900	12/7/2014
	20,000	0		32.8000	12/16/2015
	18,500	0		35.1000	12/5/2016
	17,500	0		46.0000	12/4/2017
	23,600	0		34.5500	12/9/2018
Charles McMurray	7,000	0		18.1900	12/3/2011				5,625	(5)	213,806
	6,000	0		17.7800	12/5/2012				4,000	(6)	152,040
	13,000	0		30.3800	12/5/2013				5,100	(7)	193,851
	7,000	0		30.6900	12/7/2014
	7,000	0		32.8000	12/16/2015
	15,500	0		35.1000	12/5/2016
	14,500	0		46.0000	12/4/2017
	20,400	0		34.5500	12/9/2018
Tod Carpenter	7,000	0		11.5000	12/6/2009	1,500	(3)	57,015	6,300	(6)	239,463
	6,000	0		12,9063	12/12/2010				2,600	(7)	98,826
	6,000	0		18.1900	12/3/2011
	6,000	0		17.7800	12/5/2012
	5,600	0		30.3800	12/5/2013
	2,500	0		30.5000	1/18/2015
	2,500	0		32.9900	1/23/2016
	500	0		32.1500	7/26/2016
	3,334	1,666	(1)	35.1000	12/5/2016
	1,834	3,666	(2)	46.0000	12/4/2017
	8,800	0		34.5500	12/9/2018

(1)	Mr. Carpenter’s unvested options of 1,666 shares vest on December 5, 2009.

(2)	Mr. Carpenter’s unvested options of 1,833 shares vest on December 4, 2009 and the remaining 1,833 shares vest on December 4, 2010.

(3)	Mr. Carpenter’s restricted stock grant of 1,500 shares vests on October 26, 2011.

(4)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2009.

(5)

This amount is the Target payout for the Long-Term Compensation Plan for the three-year incentive cycle ending July 31, 2010 if the performance goals described in the Compensation Discussion and Analysis are met. The target amount has been increased by 25% to reflect the assumed achievement of 5% annual EPS increase for each of the three years during the period.

(6)

This is the Target payout for the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2011 if the performance goals described in the Compensation Discussion and Analysis are met. For Mr. Carpenter, this reflects his first award under the Long-Term Compensation Plan which is increased by 200% as described in the Compensation Discussion and Analysis.

(7)

This is the Target payout for the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2012 if the performance goals described in the Compensation Discussion and Analysis are met.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Cook	0	0	0	0
Thomas VerHage	24,295	192,295	18,000	396,000
Lowell Schwab	0	0	0	0
Charles McMurray	6,000	122,002	0	0
	6,000	130,440
Tod Carpenter	0	0	0	0

PENSION BENEFITS

The Company provides pension benefits to our Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

Salaried Employees’ Pension Plan
          The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible Employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and Company contribution credits. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

          An Employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.

          The Company contribution credit consists of a basic Company credit and an excess Company credit. The basic Company credit is equal to the basic Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess Company credit is equal to the excess Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 – July 31.

          Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess Company contribution credit percentages are based on a participant’s age plus years of service at the end of the plan year. As of July 31, 2009, the sum of age plus years of service for the NEOs was Mr. Cook, 84; Mr. VerHage, 61; Mr. Schwab, 89; Mr. McMurray, 84; and Mr. Carpenter, 63.

          The following are the Company credit percentages:

	Company Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0%	4.0%
50 – 59	5.0%	5.0%
60 – 69	6.5%	5.0%
70 or more	8.5%	5.0%

Excess Pension Plan
          The Excess Pension Plan mirrors the Salaried Employee’s Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in annual installments of up to 20 or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.

Supplemental Executive Retirement Plan (SERP)
          The SERP is designed to guarantee our Officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer will offset the formula described above.

          This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with 15 years of service. The benefit is reduced by 2% for each year the benefit precedes age 62. Mr. VerHage, per his hiring terms, became eligible for a benefit under the SERP after five years of service.

          Effective January 1, 2008, the Committee decided to freeze the SERP to new entrants. Mr. Carpenter became an Officer on August 1, 2008 and therefore is not eligible for the SERP.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William Cook	Salaried Employees’ Pension Plan	29	563,425	0
	Excess Pension Plan	29	1,386,907	0
	Supplemental Executive Retirement Plan(3)	29	2,236,762	0

Thomas VerHage	Salaried Employees’ Pension Plan	5	44,131	0
	Excess Pension Plan	5	233,727	0
	Supplemental Executive Retirement Plan(2) (3)	5	220,957	0

Lowell Schwab	Salaried Employees’ Pension Plan	29	611,812	0
	Excess Pension Plan	29	750,256	0
	Supplemental Executive Retirement Plan(3)	29	747,478	0

Charles McMurray	Salaried Employees’ Pension Plan	29	496,287	0
	Excess Pension Plan	29	207,585	0
	Supplemental Executive Retirement Plan(3)	29	162,259	0

Tod Carpenter	Salaried Employees’ Pension Plan	13	206,313	0
	Excess Pension Plan	13	35,270	0

(1)

The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2009 cash balance amounts to age 65 using a 5.5% interest credit rate and discounting it using a 6% interest rate.

The present value of the Supplemental Executive Retirement Plan was determined by projecting the cash balance plans to age 62 using a 5.5% interest rate and projecting the defined contribution plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 6% interest rate.

No pre-retirement mortality or termination rates were used.

The actual accrued balances as of the end of Fiscal 2009 were as follows:

Name	Salaried Employees’ Pension Plan	Excess Pension Plan
William Cook	$588,150	$1,447,768
Thomas VerHage	$45,923	$243,216
Lowell Schwab	$623,984	$765,183
Charles McMurray	$518,883	$217,036
Tod Carpenter	$221,215	$37,818

(2)	Mr. VerHage is eligible for the Supplemental Executive Retirement Plan benefit after five years of service, per his hiring agreement.

(3)

To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of Fiscal 2009, Mr. Cook, Mr. VerHage, Mr. Schwab and Mr. McMurray met that eligibility requirement for a benefit, if any, under this Plan.

NON-QUALIFIED DEFERRED COMPENSATION

The Company allows Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•	Deferred Stock Option Gain Plan (effective January 1, 2008, this Plan was frozen to new deferral elections)

Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of Base Salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan stock award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($245,000 for 2009)

          Any deferred cash (base salary and annual cash incentive) will receive a matching Company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.

          Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•	Allocate the account to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% (this rate is approved annually by the Committee); or

•	Allocate the account to one or more measurement funds. Several mutual fund investments are available. These amounts are funded through a non-qualified “rabbi” trust.

          All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants, and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that are paid on the Company’s Common Stock.

          The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

          Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE(4)($)
William Cook	106,330	69,746	205,883	$0		12,690,655
Thomas VerHage	428,244	21,955	129,721	$0		3,832,876
Lowell Schwab	69,258	21,647	(1,648)	574,509	(3)	1,766,560
Charles McMurray	376,730	17,133	10,722	$0		861,227
Tod Carpenter	5,979	4,271	(2,379)	$0		32,073

(1)	Includes amounts listed deferred into the non-qualified deferred compensation plans as follows:

•	Deferred Base Salary of $86,322 for Mr. VerHage, $28,080 for Mr. Schwab, and $28,250 for Mr. McMurray as reported in the Summary Compensation Table.

•	Deferred Annual Cash Incentive of $341,922 for Mr. VerHage and $29,651 for Mr. McMurray as reported in the Summary Compensation Table.

•

Deferred Long-Term Compensation Plan stock award of $289,744 for Mr. McMurray. Shares of the Company’s Common Stock are deferred into this plan. For this table, these shares are valued at the closing stock price at the end of Fiscal 2008.

• 401(k) Excess contributions of $106,330 for Mr. Cook, $41,178 for Mr. Schwab, $29,085 for Mr. McMurray, and $5,979 for Mr. Carpenter as reported in the Summary Compensation Table.

(2)

This reflects the Company match for deferred salary, deferred annual incentive, and 401(k) Excess contributions. It also reflects the discretionary Company contributions on deferred salary, deferred annual incentive, and pay above IRS compensation limits. These amounts were reported under All Other Compensation in the Summary Compensation Table.

(3)	This is a payout to Mr. Schwab of a deferred Long-Term Compensation award from the Deferred Compensation and 401(k) Excess Plan per his payout election made at the time of his deferral election.

(4)	This Includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE
William Cook	$7,608,420	$4,874,518	$207,717
Thomas VerHage	$3,832,876	$0	$0
Lowell Schwab	$1,034,699	$482,135	$249,726
Charles McMurray	$861,227	$0	$0
Tod Carpenter	$32,073	$0	$0

This also includes the following amounts that were reported as cash compensation to our NEOs in the Summary Compensation Table for previous years: Mr. VerHage, $86,322 for Fiscal 2009, $552,756 for Fiscal 2008, and $520,503 for Fiscal 2007; Mr. Schwab, $28,080 for Fiscal 2009, $22,898 for Fiscal 2008, and $20,196 for Fiscal 2007; and Mr. McMurray, $28,250 for Fiscal 2009, $57,391 for Fiscal 2008, and $40,501 for Fiscal 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the executive under several different termination scenarios.

Potential Payments upon Termination Absent a Change in Control
          Retirement. Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2009, Mr. Cook, Mr. VerHage, Mr. Schwab and Mr. McMurray were eligible for retirement.

          Upon retirement, all outstanding non-vested stock options will continue to vest in accordance with the option schedule set forth in the applicable option agreement. There were no non-vested stock options as of fiscal year end for our NEOs eligible for retirement. In addition, all outstanding stock options will continue to remain outstanding and become exercisable for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Restricted stock grants that have not vested would be prorated at retirement. As of the end of Fiscal 2009, none of our NEOs eligible for retirement had a restricted stock grant.

          In the event of retirement during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed. If our NEOs eligible for retirement had retired at fiscal year end, each would have received his full annual cash incentive (as shown in the Summary Compensation Table).

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. If our NEOs eligible for retirement had retired at fiscal year end, each would have received 1/3 of the award for the cycle which ends July 31, 2011 and 2/3 of the award for the cycle which ends July 31, 2010 (see amounts listed in the Outstanding Equity Awards at Fiscal Year-End table).

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of Fiscal 2009. If our NEOs eligible for retirement had retired at fiscal year end, the following SERP benefits would have been payable (per their payment election).

Name	SERP Benefit	Form of Payment
William Cook	$4,704,795	10 year annual installments
Thomas VerHage	$419,739	15 year annual installments
Lowell Schwab	$1,027,289	5 year annual installments
Charles McMurray	$1,051,564	Lump Sum

Mr. Carpenter is not eligible for the SERP.

          Involuntary Termination. In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S salaried Employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks. We generally pay for continued coverage for elected medical and dental benefits for a period of two months. If the Committee were to follow our Severance Plan, the following payments would have been made to our NEOs if they had been involuntarily terminated at the end of Fiscal 2009:

Name	Severance	Benefit Continuation
William Cook	$350,000	$2,490
Thomas VerHage	$51,154	$2,034
Lowell Schwab	$169,000	$1,662
Charles McMurray	$141,250	$1,302
Tod Carpenter	$55,000	$2,490

          Upon involuntary termination, all outstanding non-vested stock options will stop vesting and the unvested portion will be forfeited. Outstanding vested stock options must be exercised within one month of such termination. Restricted stock grants that have not vested would be forfeited.

          The annual incentive would not be paid if the Officer was not employed on the last day of the fiscal year. If the involuntary termination occurred at fiscal year end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be payable to them. For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2009. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, Mr. Schwab or Mr. McMurray terminated at the end of the fiscal year, the following SERP benefit would have been payable:

Name	SERP Benefit	Form of Payment
William Cook	$4,704,795	10 year annual installments
Thomas VerHage	$419,739	15 year annual installments
Lowell Schwab	$1,027,289	5 year annual installments
Charles McMurray	$1,051,564	Lump Sum

Mr. Carpenter is not eligible for the SERP.

          Death. In the event of the death of an Officer, all outstanding non-vested stock options would continue to vest in accordance with the schedule set forth in the applicable option agreement. As of the end of Fiscal 2009, Mr. Carpenter is the only NEO with unvested stock options. All outstanding vested stock options must be exercised by the Officer’s named beneficiary within 36 months of the Officer’s death (see Outstanding Equity Awards at Fiscal Year-End table).

          Restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2009, Mr. Carpenter is the only NEO with a restricted stock award. Mr. Carpenter’s named beneficiary would have received 829 shares of his restricted stock grant had he died at fiscal year end.

          In the event of death during the fiscal year, the Officer’s beneficiary would receive a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive for each NEO would be paid to his/her beneficiary.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a death of our NEOs occurred at fiscal year end, their beneficiary would have received 1/3 of the long-term compensation cycle which ends on July 31, 2011 and 2/3 of the long-term compensation cycle which ends on July 31, 2010 (see the Outstanding Equity Awards at Fiscal Year-End table).

          Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a NEO at the end of Fiscal 2009.

          Under the SERP, if a participant dies after 15 years of service (five years of service for Mr. VerHage per his hiring agreement) and prior to age 62, his or her named beneficiary will receive a lump sum benefit from the Plan. If the NEOs had died at the end of Fiscal 2009, their beneficiaries would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$4,704,795
Thomas VerHage	$419,739
Lowell Schwab	$1,027,289
Charles McMurray	$1,051,564

Mr. Carpenter is not eligible for the SERP.

          Disability. In the event of the disability of an Officer, all outstanding non-vested stock options continue to vest. As of the end of Fiscal 2009, Mr. Carpenter is the only NEO with unvested stock options. All outstanding vested stock options would have to be exercised within 36 months of disability (see the Outstanding Equity Awards at Fiscal Year-End table).

          Restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. Mr. Carpenter, the only NEO with a restricted stock award, would have received 829 shares of his restricted stock grant had he become disabled at fiscal year end.

          Upon the occurrence of a disability, each Officer who participates in our long-term disability program, will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death under our current insurance policies (the portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the Company). Had our NEOs become disabled at fiscal year end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion	Self Insured Portion
William Cook	$120,000	$912,780
Thomas VerHage	$120,000	$272,562
Lowell Schwab	$120,000	$260,731
Charles McMurray	$120,000	$189,461
Tod Carpenter	$120,000	$46,241

          In the event of the disability during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the plan. If a disability had occurred at fiscal year end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our NEOs occurred at fiscal year end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2011 and 2/3 of the long-term compensation cycle which ends on July 31, 2010 (see the Outstanding Equity Awards at Fiscal Year-End table).

          In the event of a qualifying disability, payments under our non-qualified deferred compensation plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a NEO at the end of Fiscal 2009.

          Under the SERP, if a participant becomes disabled after 15 years of service (five years of service for Mr. VerHage per his hiring agreement) and prior to age 62, he or she will receive a lump sum benefit from the Plan. If the NEOs had become disabled at the end of Fiscal 2009, they would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$4,704,795
Thomas VerHage	$419,739
Lowell Schwab	$1,027,289
Charles McMurray	$1,051,564

Mr. Carpenter is not eligible for the SERP.

          Voluntary Termination and Termination for Cause. A NEO is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment prior to being eligible for retirement or upon his termination by the Company for cause.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2009. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, Mr. Schwab or Mr. McMurray terminated at the end of the fiscal year, the following SERP benefit would have been payable according to their payment election:

Name	SERP Benefit	Form of Payment
William Cook	$4,704,795	10 year annual installments
Thomas VerHage	$419,739	15 year annual installments
Lowell Schwab	$1,027,289	5 year annual installments
Charles McMurray	$1,051,564	Lump Sum

Mr. Carpenter is not eligible for the SERP.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION FOLLOWING OR IN CONNECTION WITH A CHANGE IN CONTROL
          Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•

All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2009, Mr. Carpenter is the only NEO with outstanding unvested stock options. See the Outstanding Equity Awards at Fiscal Year-End table.

•

All shares of restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2009, Mr. Carpenter is the only NEO with unvested restricted stock. See the Outstanding Equity Awards at Fiscal Year-End table.

•

Any Long-Term Compensation Plan awards would immediately vest and be paid out in a lump sum equal to the target incentive multiplied by the applicable EPS multiplier, if applicable. See the Outstanding Equity Awards at Fiscal Year-End table.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of Fiscal 2009, all NEOs are 100% vested in the Salaried Employees’ Pension Plan.

          We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored Employee benefit plan

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity

(c)

A change in the Board of Directors composition in which the incumbent Directors, meaning those Directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a Director is deemed to have been elected in a contested fashion

(d)

Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity

          The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under the Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan stock awards described above, each Officer will receive severance payments equal to:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	º	CEO – three times base salary plus target annual incentive

	º	Senior Vice Presidents – two times base salary plus target annual incentive

	º	Vice Presidents – one times base salary plus target annual incentive

•	A lump sum of additional pension benefits equal to:

	º	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less

	º	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the executive’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

          This table reflects the additional amounts per our CIC Agreements in effect for Fiscal 2009 if a Change in Control had occurred and the Officer had a qualifying termination of employment effective July 31, 2009. The table also shows the accelerated vesting of stock options, restricted stock, Long-Term Compensation Plan stock awards, and retirement plan benefits that would be paid to our NEOs if a Change in Control had occurred and the Officer had a qualifying termination of employment effective July 31, 2009:

Named Executive Officer	Cash Severance(1)	Equity(2)	Retirement Program Payments(3)	Benefit Continuation(4)	Outplacement(5)	Excise Tax Gross-Up	Total
William Cook	$3,780,000	$659,804	$1,044,118	$35.592	$75,000	$0	$5,594,514
Thomas VerHage	$532,000	$227,318	$606,480	$29,544	$75,000	$0	$1,470,342
Lowell Schwab	$1,081,600	$233,653	$260,100	$24,756	$75,000	$0	$1,675,109
Charles McMurray	$904,000	$193,125	$301,474	$20,040	$75,000	$0	$1,493,639
Tod Carpenter	$308,000	$88,423	$98,360	$35,592	$75,000	$0	$605,375

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

	•	Three times base salary plus the annual incentive at target for Mr. Cook

	•	Two times base salary plus the annual incentive at target for Mr. Schwab and Mr. McMurray

	•	One times base salary plus the annual incentive at target for Mr. VerHage and Mr. Carpenter

(2)

This amount represents the accelerated vesting of the two Long-Term Compensation Plan stock award cycles that are in process as of July 31, 2009 and assumes payment at target with the 25% increase for EPS achievement for the incentive cycle that ends July 31, 2010. This amount also represents the accelerated vesting of the unvested Restricted Stock grant at the closing stock price at the end of the fiscal year for Mr. Carpenter and the value of the accelerated vesting of two unvested stock options for Mr. Carpenter.

(3)	This amount represents the lump sum value of additional pension benefits equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the NEO would utilize $25,000 per year in outplacement services for the full three years.

          Under the CIC Agreement, for Officers, other than the CEO, a provision has been added to the CIC Agreement that could reduce the payments in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above shown do not reflect any reductions that might be made.

          With a Change in Control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

          With a Change in Control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a Change in Control any accrued benefits become immediately vested. As of the end of Fiscal 2009, all NEOs are 100% vested under these plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during Fiscal 2009, all Section 16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied. In addition, the Company’s CEO and CFO Certifications required under Sarbanes-Oxley Section 302 were filed as exhibits to our Form 10-K. Also, the annual CEO Certification that the Company is in compliance with the NYSE corporate governance listing standards was submitted to the NYSE on November 24, 2008, as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

By Order of the Board of Directors

Norman C. Linnell
Secretary

October 6, 2009

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 20, 2009, at 1:00 p.m.
Held at the Corporate Offices
of Donaldson Company, Inc., Campus West
2001 West 94th Street
Minneapolis, Minnesota

DONALDSON COMPANY, INC. ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 20, 2009 1:00 p.m., Local Time Donaldson Company, Inc. Campus West 2001 West 94th Street Minneapolis, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

DONALDSON COMPANY, INC.
Annual Meeting of Stockholders
November 20, 2009 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL AND AMY C. BECKER, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2009 Annual Meeting of Stockholders at Donaldson Company, Inc. Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 PM, Local Time, on Friday, November 20, 2009, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.

Continued and to be signed on reverse side

DONALDSON COMPANY, INC. ATTN: NORMAN LINNELL P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees

01 Jack W. Eugster	02 John F. Grundhofer	03 Paul David Miller

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2.

Ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending July 31, 2010.

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN BELOW exactly as name appears on this proxy, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date